Exhibit 99.2

April 18, 2017

To:	Bright Scholar Education Holdings Limited

No.1, Country Garden Road Beijiao Town

Shunde District, Foshan

Guangdong 528300

People’s Republic of China

Re:	Legal Opinion on Certain PRC Law Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

We have acted as PRC counsel to Bright Scholar Education Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”). With respect to (i) the proposed initial public offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”), representing  Class A ordinary shares, par value $0.00001 per share, of the Company as set forth in the Company’s registration statement on Form F-1 (No: 333-             ) filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), as amended, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange, you have requested us to furnish an opinion to you as to the matters hereinafter set forth.

A.	Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, and such other documents, the Registration Statement, corporate records, certificates, Approvals (as defined below) and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Approvals” means all necessary approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses.

“PRC Affiliated Entities” means all the subsidiaries directly or indirectly established by the VIE under the PRC Laws which take the form of companies or schools as set out in Schedule I-B of this opinion.

“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations currently in force and publicly available in the PRC on the date hereof.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Zhuhai Bright Scholar” means Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.

“Variable Interest Entity” or “VIE” means Guangdong Country Garden Education Investment Management Co. Ltd., which is a domestic PRC company in which the Company does not have equity interests but whose financial results have been consolidated into the Company’s consolidated financial statements in accordance with U.S. GAAP.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B. Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the VIE and the PRC Affiliated Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C. Opinion

Based upon the foregoing, we are of the opinion that:

1. With Respect to the Corporate Structure and Contractual Arrangements between Zhuhai Bright Scholar, PRC Affiliated Entities, VIE and Their Respective Shareholders

(a)     Each of the parties to the contractual arrangements and agreements by and among Zhuhai Bright Scholar, the PRC Affiliated Entities, VIE and their respective shareholders that has been filed as exhibits to the Registration Statement (collectively, “VIE Contracts”) has full power, authority and legal right to enter into, execute, deliver and perform their respective obligations under each of the VIE Contracts and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the VIE Contracts against each of them. Each of the VIE Contracts and the transactions contemplated thereby have been duly authorized by the entities expressed to be parties thereto. No Approvals are required to be done or obtained for the performance of the respective parties of their obligations and the transactions contemplated under the VIE Contracts other than those already obtained, except when Zhuhai Bright Scholar decides to exercise the option granted under the Call Option Agreement to purchase the equity interests in VIE, such purchase shall be subject to prior approval by the Ministry of Commerce or its local counterpart and be further subject to registrations with the relevant government authorities.

(b)    The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the VIE Contracts, and the consummation of the transactions contemplated thereunder, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws, or (iii) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties of the VIE Contracts, as the case may be, any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them.

(c)    The contractual arrangement, the description of the VIE Contracts and the ownership structure described under the caption “Prospectus Summary”, “Related Party Transactions” and “Corporate History and Structure” in the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structures of Zhuhai Bright Scholar, VIE and the PRC Affiliated Entities as described in the Prospectus complies, and immediately after giving effect of this Offering will comply, with all applicable PRC Laws, and does not violate, breach, or otherwise conflict with any applicable PRC Laws, except as disclosed in the Prospectus.

2.    With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and amended on June 22, 2009. M&A Rule provides, among other things, that offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company acquired contractual control rather than acquired any equity interests in the VIE and the PRC Affiliated Entities and is hence not a special purpose vehicle formed or controlled by PRC companies or individuals as defined under the M&A Rules. Therefore, the Company is not required to obtain the approval from CSRC for the listing and trading of the Company’s ADSs on an overseas stock exchange.

3.    Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and nothing has been omitted from such statements which would make the same misleading in any material respects.

4.    Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

5.    Statements in the Prospectus

The statements in the Prospectus under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Taxation – PRC,” “Business,” “Enforceability of Civil Liabilities,” “PRC Regulation,” “Management,” and “Dividends Policy,” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D. Consent

We hereby consent to the use of our name under the captions “Risk Factors,” “Corporate History and Structure,” “Enforceability of Civil Liabilities,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “PRC Regulation,” “Taxation” and “Legal Matters” in the Prospectus.

This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws as used in this opinion refers to the PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm

Schedule I – PRC Affiliated Entities

A- List of the PRC Subsidiaries

Huidong Silver Beach Education Consulting Co., Ltd.

Guangdong Xingjian Education Co., Ltd.

Foshan Shunde Shengbo Culture and Arts Training Co., Ltd.

Foshan Elan Educational Technology Co., Ltd.

Shanghai Yihe Educational Technology Co., Ltd.

Shanghai Elan Culture Communication Co., Ltd.

Shanghai Elan Educational Training Co., Ltd.

Shenzhen Time Elan Technology Co., Ltd.

Time Elan Education Technology (Beijing) Co., Ltd.

Huaian City Bright Scholar Tianshan Culture Education Investment Management Co., Ltd.

B- List of the Schools

Country Garden Silver Beach School

Guangdong Country Garden School

Huaxi Country Garden International School

Jurong Country Garden School

Lanzhou Country Garden School

Ningxiang Country Garden School

Ningxiang Country Garden Training School

Country Garden City School

Country Garden Panpuwan School

Country Garden Venice Bilingual School

Heshan Country Garden School

Huanan Country Garden School

Laian Country Garden Foreign Language School

Phoenix City Bilingual School

Taishan Country Garden School

Wuhan Country Garden School

Wuyi Gountry Garden Billingual School

Zengcheng Country Garden School

Country Garden Bilingual Kindergarten

Country Garden Huacheng Kindergarten

Counrty Garden Silver Beach Kindergarten

Country Garden Venice Kindergarten

Dalang Country Garden Kindergarten

Danyang Country Garden Kindergarten

Enping County Garden Kindergarten

Fengxin Country Garden Kindergarten

Gaoming Country Garden Kindergarten

Haoting Country Garden Kindergarten

Heshan Country Garden Kindergarten

Huadu Holiday Peninsula Kindergarten

Huanan Country Garden Bilingual Kindergarten

Huanan Country Garden Cuiyun Mountain Kindergarten

Huaxi Country Garden International Kindergarten

Huiyang Country Garden Kindergarten

Laian Country Garden Foreign Language School Kindergarten

Licheng Country Garden Bilingual Kindergarten

Maoming Country Garden Kindergarten

Nansha Country Garden Bilingual Kindergarten

Ningxiang Country Garden Kindergarten

Phoenix City Bilingual Kindergarten

Phoenix City Country Garden Kindergarten

Phoenix City Fengyan Kindergarten

Shaoguan Zhenjiang Country Garden Foreign Language Kindergarten

Shawan Country Garden Kindergarten

Wuhan Country Garden Kindergarten

Xiju Country Garden Kindergarten

Zengcheng Country Garden Kindergarten